Exhibit 5.1

KANE KESSLER, P.C. 600 THIRD AVENUE NEW YORK, NEW YORK 10016-1901 TEL 212.541.6222 FAX 212.245.3009 WWW.KANEKESSLER.COM WRITER’S DIRECT NUMBER WRITER’S EMAIL

September 7, 2022

Danimer Scientific, Inc.

140 Industrial Boulevard

Bainbridge, GA 39817

Ladies and Gentlemen:

We have acted as special counsel to Danimer Scientific, Inc., a Delaware corporation (the “Company”), in connection with its filing on August 25, 2022, of a Registration Statement on Form S-3 (File No. 333-267074) with the Securities and Exchange Commission (the “Commission”) relating to the registration of the offering by the Company of up to $100,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on September 7, 2022. Reference is made to our opinion letter dated August 25, 2022, and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on September 7, 2022 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $100,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) covered by the Registration Statement. The shares of Common Stock are being offered and sold by the Company to or through Citigroup Global Markets Inc., as sales agent and/or principal (the “Manager”), pursuant to, the Equity Distribution Agreement, dated September 7, 2022, between the Company and the Manager (the “Distribution Agreement”).

In our capacity as special counsel to the Company in connection with the matters referred to above, we have examined copies of the following: (i) the Fourth Amended and Restated Certificate of Incorporation of the Company currently in effect (the “Amended and Restated Certificate”), (ii) the Second Amended and Restated By-laws of the Company currently in effect (the “Amended and Restated By-laws”), (iii) certain records of the Company’s corporate proceedings as reflected in its minute books, (iv) the Distribution Agreement, (v) the Registration Statement, in the form it was filed with the Commission, and (vi) the Prospectus Supplement to be delivered to purchasers in accordance with the Securities Act with respect to the shares of Common Stock to be offered and sold pursuant to the Distribution Agreement. We have also examined such other documents, papers, authorities and statutes as we have deemed necessary to form the basis of the opinions hereinafter set forth.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company including that the number of shares of Common Stock which the Company is authorized to issue in its Amended and Restated Certificate exceeds (i) the number of shares of Common Stock outstanding, (ii) the number of shares of Common Stock held as treasury shares, (iii) the number of shares of Common Stock which the Company is obligated to issue (or has otherwise reserved for issuance for any purpose) by at least the number of shares of Common Stock which may be offered and sold pursuant to the Registration Statement and the Prospectus Supplement and we have assumed for purposes of our opinion herein that such condition will remain true at all future times relevant to this opinion. We have also assumed that the Prospectus Supplement with respect to the shares of Common Stock to be offered pursuant to the Distribution Agreement has been prepared, and will be delivered and filed, in compliance with the Securities Act. We have also relied on certificates of public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth herein, we advise you that, in our opinion, when the shares of Common Stock have been issued and delivered against adequate consideration therefor (not less than par value for the offered shares of Common Stock) in accordance with the terms of the Distribution Agreement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Company and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States. We are not admitted or qualified to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we deem necessary to render the opinions contemplated herein. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

Very truly yours,

KANE KESSLER, P.C.

/s/ Kane Kessler, P.C.